EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
(650) 367-4111

AMPEX LICENSES DIGITAL VIDEO RECORDER

PATENTS TO SAMSUNG ELECTRONICS

Redwood City, CA July 13, 2005- Ampex Corporation (Nasdaq:AMPX) today announced that it has concluded a license agreement with Samsung Electronics Co. Ltd. (Samsung), based in Korea permitting the use of several United States and foreign patents held by Ampex in the manufacture and sale of digital video tape recorders, including MiniDV camcorders. The license agreement also permits Samsung to use certain Ampex patents in other camcorders utilizing hard disc drive, optical or solid-state memories. The terms of the license are confidential.

Pursuant to the license, Ampex will receive during its third fiscal quarter a negotiated payment totaling approximately $2.75 million to settle liability for past use of its patents prior to conclusion of the agreement. The foregoing payment also includes a non-refundable, non-forfeitable prepayment in respect of royalties due in the period through 2008. Use of Ampex’s patents after that time would require negotiation of a new license agreement.

Ampex has previously announced a license agreement with Samsung Techwin Co., Ltd., a separate company which is the manufacturer of Samsung digital still cameras. Ampex continues to negotiate patent licenses with additional manufacturers of digital video recorders utilizing hard disc drive, optical or solid-state memories; digital still cameras; camera-equipped cellular telephones and other products.

Current licensees of Ampex patents for use in digital video tape recorders are Canon Inc., Matsushita Electric Industrial Co. Ltd., Samsung Electronics Co. Ltd., Sharp Corporation, Sony Corporation and Victor Company of Japan.

Ampex has licensed its patents for use in digital still cameras to Canon Inc., Casio Computer Co., Ltd., Fuji Photo Film Co., Ltd., Funai Electric Co., Ltd., Konica Minolta Holdings, Inc., Matsushita Electric Industrial Co. Ltd., Nikon Corporation, Olympus Corporation, Pentax Corporation, Samsung Techwin Co., Ltd., Sanyo Electric Co. Ltd., Sony Corporation and Victor Company of Japan. Certain of these licenses include camera-equipped cellular telephones.

In October 2004, Ampex initiated litigation against Eastman Kodak Company (NYSE:EK) in the International Trade Commission and in the Federal District Court of the District of Delaware for Kodak’s unauthorized use of an Ampex patent in the sale of digital still cameras.

Ampex may initiate additional litigation to enforce its patents if it is not able to conclude licenses on acceptable terms.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995

(collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not to be valid or not to have been infringed; new business development and industry trends; the Company’s limited liquidity and the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially under-funded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2004 Annual Report on Form 10-K filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.